CONFORMED COPY

                               Dated 6 August 2001





                            NPOWER YORKSHIRE LIMITED
                               INNOGY HOLDINGS PLC
                               CE ELECTRIC UK PLC
                                       AND
                              NORTHERN ELECTRIC PLC




                              SHARE SALE AGREEMENT

                                 - relating to -
                the sale of 94.75% of the issued share capital of
                          Yorkshire Power Group Limited















                                                    LINKLATERS
                                                    One Silk Street
                                                    London EC2Y 8HQ

                                                    Telephone: (44-20) 7456 2000
                                                    Facsimile: (44-20) 7456 2222

                                                    Ref: IAR

SHARE SALE AGREEMENT

THIS AGREEMENT is made on 6 August 2001

BETWEEN:

(1) NPOWER YORKSHIRE LIMITED registered in England and Wales with registered number 3937808 and whose registered office is at Windmill Hill Business Park, Whitehill Way, Swindon, Wiltshire SN5 6PB (INNOGY);

(2) INNOGY HOLDINGS PLC registered in England and Wales with registered number 3987817 and whose registered office is at Windmill Hill Business Park, Whitehill Way, Swindon, Wiltshire SN5 6PB (the INNOGY Guarantor);

(3) CE ELECTRIC UK PLC registered in England and Wales with registered number 3271033 having its registered office at Carliol House, Market Street, Newcastle NE1 6NE (NORTHERN); and

(4) NORTHERN ELECTRIC PLC registered in England and Wales with registered number 2366942 having its registered office at Carliol House, Market Street, Newcastle NE1 6NE (NE PLC).

IT IS AGREED as follows:

INTERPRETATION

         In this Agreement, including its Schedules, the headings shall not affect its interpretation and, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1      Definitions

         AGREED TERMS means, in relation to any document, such document in the terms agreed between the parties and signed by Northern or Northern's Solicitors, on the one hand, and Innogy or Innogy's Solicitors, on the other hand, in each case for the purposes of identification, and which are attached as an annexure to this Agreement as that document may be amended by agreement in writing between Innogy and Northern from time to time for any reason, including to take account of any changes between the date of this Agreement and Completion;

         AMBAC means Ambac Insurance UK Limited;

         AMBAC BONDS means the (pound)200 million bonds @ 7.25% due 2022 issued by CE Electric UK Funding Company and guaranteed by Ambac;

         ASSIGNMENT AGREEMENT means the assignment and assumption of expenses agreement in the agreed terms between the Innogy Guarantor, Yorkshire Capital Trust (the TRUST) and NE plc pursuant to which NE plc will assume and receive all of the rights and obligations of the Innogy Guarantor under the Agreement for Expenses and Liabilities dated 1 June (as amended) between the Innogy Guarantor and the Trust;

         ASSUMED FACILITIES means each of the credit facilities provided pursuant to:

         (a) Norddeutsche Landesbank Girozentrale, London Branch's facility letter dated 11 April 2000 to YEG;

         (b)    The Toronto-Dominion Bank's facility letter dated 22 May 1992 to
                YEG;

         (c) Banco di Napoli S.p.A, London Branch's facility letter dated 21 October 1999 to YEG;


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


         (d) KBC Bank N.V., London Branch's facility letter dated 4 September 2000 to YEG;

         (e) Midland Bank plc's (HSBC) facility letter dated 27 August 1999 to YEG; and

         (f) YEG's overdraft with National Westminster Bank plc referred to in a letter from National Westminster Bank plc dated 28 October 1999;

         ASSUMED YORKSHIRE DEBT means indebtedness in respect of moneys borrowed or raised pursuant to the following:

         (a)    (pound)200 million bonds @ 9.25% due 2020 issued by YEG plc;

         (b) (pound)200 million bonds @ 7.25% due 2028 issued by Yorkshire Power Finance Limited;

         (c) (pound)155 million Reset Notes due 2020 issued by Yorkshire Power Finance 2 Limited;

         (d) $275 million Junior Subordinate Debentures @ 8.08% due 2038 issued by Yorkshire Power Finance Limited;

         (e) $300 million series B notes @ 6.496% due 2008 issued by Yorkshire Power Finance Limited; and

         (f)    Retained Company Intra-Group Loans;

         together with the associated liabilities and obligations of the Sale Companies in connection with such debt.

         ASSUMED YORKSHIRE SWAPS means the swaps entered into under:

         (a) in relation to the (pound)155 million Reset Notes due 2020 issued by Yorkshire Power Finance 2 Limited held by Yorkshire Power Pass-Through Asset Trust 2001:

                (i) ISDA Master Agreement and Schedule thereto dated 1 February 2000 between UBS AG, London Branch and the Bank of New York (acting as Trustee for Yorkshire Power Pass-Through Asset Trust 2000-1) and (i) related Confirmation dated 9 February 2000 (Option 1 - UBS Call Option with Trust); and (ii) related Confirmation dated 9 February 2000 (Swap 1 - Sterling to US Dollar Swap between UBS and Trust, reference: YPF2 PATS 2000-1 Sterling-Dollar Swap); and

                (ii) ISDA Master Agreement and Schedule thereto dated 1 February
                     2000 between UBS AG, London Branch and Yorkshire Power Finance 2 Limited and related confirmation dated 9 February 2000 (Option 2 - Company Call Option with UBS reference:
                     YPF2 Call Option);

         (b) in relation to the $275 million Junior Subordinated Debentures 8.08% due 2038 issued by Yorkshire Power Finance Limited:

                (i) ISDA Master Agreement and Schedule thereto dated 22 July 1997 between Yorkshire Power Group Limited and National Westminster Bank PLC and related Confirmation dated 9 June 1998 (Amended Reference: NYO 3073); and

                (ii) ISDA Master Agreement and schedule thereto dated 15 August
                     1997 between Yorkshire Power Group Limited and Nationsbank N.A. and related Confirmation dated 20 March 2000 (Ref:
                     IRP736525/311425-LI998a);


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         AUDITED ACCOUNTS means the audited consolidated group accounts of
         Yorkshire and its subsidiary undertakings for the financial period ended on the Balance Sheet Date;

         BALANCE SHEET DATE means 31 December 2000;

         BASE RATE has the meaning set out in Clause 8.3;

         BIG FIVE means KPMG Audit Plc, Ernst & Young, PricewaterhouseCoopers, Andersen and Deloitte;

         BORROWINGS means:

         (a)    money borrowed or raised and debit balances at banks;

         (b) any bond, note, loan stock, debenture or similar debt instrument;

         (c)    acceptance credit facilities and documentary credit facilities;

         (d) receivables sold or discounted (otherwise than on a non-recourse basis);

         (e)    finance leases and hire purchase contracts; and

         (f) any swap, hedging or similar treasury instrument taking the mark to market valuation of the relevant instrument;

         BUSINESS means (a) the Northern Sale Business in relation to the sale of the Northern Sale Business pursuant to the Northern Electricity Business Sale Agreement and the Northern Non-Electricity Business Sale Agreement and (b) the Yorkshire Sale Business in relation to the sale of the Yorkshire Shares;

         BUSINESS DAY means a day on which banks are open for business in England (excluding Saturdays, Sundays and public holidays);

         CAA 2001 means Capital Allowances Act 2001;

         CHAPS means clearing houses automated payment systems;

         COMPETENT AUTHORITY means any legal person (including any government department, authority or agency), including the EC Commission and Ofgem having regulatory powers and/or authority at law and/or any court of law or tribunal;

         COMPLETION means the completion of the sale and purchase of the Yorkshire Shares pursuant to this Agreement;

         COMPLETION AMOUNT has the meaning set out in Clause 3.1;

         COMPLETION DATE means the date on which Completion occurs;

         CONFIDENTIAL INFORMATION means business, technical, financial, operational, administrative, staff management, marketing and economic information, the identities of customers and all other information of a secret and/or proprietary nature but shall not include such information which is in, or which comes into the public domain or a party's possession other than as a result of (i) a breach of any obligations imposed by this Agreement or (ii) a breach of any other duty of confidentiality relating to that information;

         CONFIDENTIALITY AGREEMENT means the agreement between the Innogy Guarantor and NE plc dated 15 March 2001 as to the confidentiality of information exchanged between the Innogy Guarantor and NE plc;

         CONNECTED COMPANY has the meaning set out in Clause 13.4;

         DEED OF GUARANTEE AND INDEMNITY means the deed of guarantee and indemnity between, among others, the Innogy Guarantor and NE plc in the agreed terms;

         DEED OF WARRANTY means the deed of warranty dated today between NE plc, NEAGL and Npower Northern Limited;

         DISCLOSURE LETTER means the letter of even date with this Agreement from Innogy to Northern disclosing:

         (a)    information constituting exceptions to the Warranties; and

         (b)    details of other matters referred to in this Agreement;

         DRAFT POST-CLOSING STATEMENT has the meaning given to that term in
         Schedule 7;

         ELECTRIC LINE has the same meaning as in Section 64 of The Electricity Act 1989;

         ENCUMBRANCE means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party right;

         ENVIRONMENT has the meaning set out in paragraph 2.1.9 of Part A of
         Schedule 2;

         ENVIRONMENTAL LAW has the meaning set out in paragraph 2.1.9 of Part A of Schedule 2;

         ESPS means the Electricity Supply Pensions Scheme;

         ESTIMATED YORKSHIRE CASH AND WORKING CAPITAL STATEMENT has the meaning given to that term in Schedule 7;

         ESTIMATED YORKSHIRE NET CASH AND WORKING CAPITAL has the meaning given to that term in Schedule 7;

         FTA means the Fair Trading Act 1973;

         GROUP means, in respect of any company, the company, its parent undertaking and any subsidiary undertaking of that company or of its parent undertaking;

         INFORMATION TECHNOLOGY means computer systems, communications systems, software and hardware owned by or licensed to any Sale Company;

         INNOGY PRICE MATRIX has the meaning set out in Clause 5.4;

         INNOGY GROUP means the Innogy Guarantor and its subsidiary undertakings (excluding Sale Companies to be sold pursuant to this Agreement);

         INNOGY'S SOLICITORS means Linklaters of One Silk Street, London EC2Y
         8HQ;

         INTELLECTUAL PROPERTY means trade marks, service marks, trade names, logos, get-up, patents, inventions (whether patentable or not), registered and unregistered design rights, utility models, copyright, semi-conductor topography rights, domain names, database rights and all other similar proprietary rights and the goodwill attaching to them which may subsist in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

         KNOW-HOW means all material know-how, trade secrets and confidential industrial and commercial information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm) including without limitation drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers, sales targets, sales statistics, price, discounts, margins, tenders, price sensitive information and any information derived from them;

         LONG-STOP DATE means midnight on 31 December 2001 or such later date as the parties may agree in writing;

         LOSSES means all losses, liabilities, damages, costs (including, without limitation, reasonable legal costs), charges, expenses, actions, proceedings, claims and demands;

         MATERIAL PROPERTIES means the properties briefly described in Part A of
         Schedule 3 and MATERIAL PROPERTY means any of them and includes every part of each of them;

         NEAGL means Northern Electric & Gas Limited;

         NET CASH has the meaning given to that term in Schedule 7;

         NETTING AGREEMENT means the agreement of the date herewith between, inter alia, Northern, NE plc, NEAGL, Innogy and the Innogy Guarantor with respect to the netting of consideration payable by Northern hereunder and by Npower Northern Limited under the Northern Electricity Business Sale Agreement and the Northern Non-Electricity Business Sale Agreement;

         NON-ASSUMED YORKSHIRE BONDS means:

                (i) $350 million series B senior notes due 2003 issued by Yorkshire Power Finance Limited; and

                (ii) (pound)150 million 8 5/8% bonds due 2005 issued by YEG plc;

         NON-ASSUMED YORKSHIRE SWAPS means any transactions, other than the Assumed Yorkshire Swaps, which have been entered into by any Sale Company and the relevant swap counterparty and which is a rate swap transaction, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction of a treasury nature;

         NON-RETAINED INTER-COMPANY LOANS means all loans or other indebtedness (including any Borrowings) between any Sale Company and any company in the Vendor's Group company referred to in Part 1 of Schedule 1 or in
         Schedule 2 of the Yorkshire Hiveout Agreement, including:

         (a) overdraft facility provided by YEG to Scarcroft Investments Limited dated 27 March 2000;

         (b) overdraft facility provided by YEG to Yeleco 29 Limited dated 27 March 2000;

         (c) overdraft facility provided by YEG to YE Gas Limited dated 6 August 1999 (as amended);

         (d) inter-company loan between Yorkshire Electric Power Limited and YEG dated 27 March 2000;

         (e) inter-company loan between Scarcroft Leasing (September) Limited and YEG dated 27 March 2000; and

         (f) inter-company loan agreement between Yorkshire Energy Limited and YEG dated 27 March 2000.

         NORTHERN BONDS means:

         (a) (pound)100 million 8.875% bonds due 2020 issued by Northern Electric Finance plc;

         (b) (pound)100 million 8.625% bonds due 2005 issued by Northern Electric Finance plc; and

         (c)    the Ambac Bonds.

         NORTHERN DATA ROOM has the meaning set out in Disclosure Letter (as defined in the Deed of Warranty);

         NORTHERN ELECTRICITY BUSINESS SALE AGREEMENT means the agreement dated today between the Npower Northern Limited and NE plc for the sale and purchase of the electricity assets of the Northern Sale Business and certain metering assets of NE plc;

         NORTHERN NON-ELECTRICITY BUSINESS SALE AGREEMENT means the agreement dated today between Npower Northern Limited and NEAGL and others for the sale and purchase of the non-electricity assets of the Northern Sale Business;

         NORTHERN GROUP or NORTHERN GROUP COMPANIES means NE plc, its parent undertaking and any subsidiary undertaking of that company or of its parent undertaking and NORTHERN GROUP COMPANY means any of them;

         NORTHERN SALE BUSINESS means the business of Northern to be acquired pursuant to the Northern Electricity Business Sale Agreement and the business of NEAGL and certain other assets to be acquired pursuant to the Northern Non-Electricity Business Sale Agreement;

         NORTHERN SENIOR EMPLOYEE has the meaning set out in the Northern Non-Electricity Business Sale Agreement;

         NORTHERN'S SOLICITORS means Herbert Smith of Exchange House, Primrose Street, London EC2A 2HS;

         NORTHERN TRANSFER SCHEME means a transfer scheme for the transfer and separation of, inter alia, the Tariff Supply Business (as defined in the Northern Electricity Business Sale Agreement) to the Successor Supply Company (as defined in the Northern Electricity Business Sale Agreement) (to the extent not already transferred under the Northern Electricity Business Sale Agreement) as agreed between the parties after the date hereof or as may be required to be made by the Secretary of State for Trade and Industry under the Utilities Act 2000;

         NORTHERN WARRANTIES means the warranties and representations given by, inter alia, NE plc and NEAGL contained in the Deed of Warranty;

         OFGEM means the Office of Gas and Electricity Markets;

         PAYMENT ACCOUNT DETAILS means, in relation to any relevant payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment to the payee in accordance with this Agreement;

         PERSON means any person, company, firm, partnership, association or body corporate;

         PLANNING ACTS means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991;

         PROPERTIES means:


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         (a)    the Material Properties; and

         (b)    the Secondary Substations;

         PURCHASER means:

         (a) Npower Northern Limited in relation to the purchase of the Northern Sale Business; and

         (b)    Northern in relation to the purchase of the Yorkshire Shares;

         RECEIVABLES AGREEMENT means the amended and restated receivables purchase agreement dated 16th October 2000 and made between (1) Northern Electric Plc (2) Cragside Limited (3) Mont Blanc Capital Corp. and (4) ING Barings (U.S.) Capital Markets LLC;

         REGULATION means Council Regulations (EEC) No. 4064/89 (as amended by Regulation (EC) 1310/97;

         REPORTING ACCOUNTANTS means a firm of Chartered Accountants which is one of the Big Five, independent to Northern and Innogy, to be agreed between Northern and Innogy within seven days of a notice by one to the other requiring such agreement and failing such, agreement means a firm of Chartered Accountants which is nominated as a result of the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

         RESTRICTED ACTIVITY means a business operating in the United Kingdom which is competitive with the Northern Sale Business, in relation to the Northern Sale Business, or the Yorkshire Sale Business, in relation to the Yorkshire Sale Business;

         RETAINED COMPANY INTRA-GROUP LOANS means loans or other indebtedness between Sale Companies, including;

         (a) inter-company loan agreement between Yorkshire Power Group Limited and Yorkshire Holdings plc dated 11 September 1997 relating to loan dated 23 February 1997;

         (b) promissory note between Yorkshire Power Group Limited and Yorkshire Power Finance Limited dated 9 June 1998 (as amended);

         (c) promissory note between Yorkshire Power Group Limited and Yorkshire Power Finance Limited for $298,050,000 dated 25 February 1998;

         (d) (pound)143,500,000 notes due 2019 issued by Yorkshire Power Group Limited to Yorkshire Power Finance 2 Limited;

         (e) inter-company loan agreement between Yorkshire Power Finance Limited and Yorkshire Power Group Limited dated 4 February 1998;

         (f) promissory note between Yorkshire Electricity Group plc and Yorkshire Power Finance 2 Limited dated 16 February 2000;

         (g) inter-company loan agreement between Yorkshire Power Finance 2 Limited and Yorkshire Electricity Group plc dated 16 February 2000;

         (h) inter-company loan agreement between Yorkshire Power Finance Limited and Yorkshire Electricity Group plc dated 3 February 1998; and


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         (i)    inter-company loan agreement between Yorkshire Power Finance
                Limited and Yorkshire Electricity Group plc dated 20 December 1999;

         SALE COMPANIES means Yorkshire and the Yorkshire Subsidiaries and SALE COMPANY means any of them;

         SECONDARY SUBSTATIONS means all of the substations (other than the principal substations listed in Part A of Schedule 3) which are at the date of this Agreement used for the Yorkshire Sale Business;

         SENIOR EMPLOYEE means (i) a Northern Senior Employee in relation to the sale of the Northern Sale Business and (ii) a Yorkshire Senior Employee in relation to the Yorkshire Warranties and the sale of the Yorkshire Shares;

         SHARE AMOUNT has the meaning set out in Clause 3.1;

         SHAREHOLDERS AGREEMENT DEED OF ADHERENCE means the deed of adherence to the Yorkshire Shareholders Agreement in the agreed terms to be entered into between Xcel Energy International, Inc, Northern, Yorkshire, Innogy and the Innogy Guarantor;

         STERLING BONDS means the (pound)200 million bonds @ 9.25% due 2020 issued by YEG plc and the (pound)200 million bonds @ 7.25 % due 2028 issued by Yorkshire Power Finance Limited;

         TAXATION has the meaning given to that term in the Tax Deed of Covenant;

         TAX DEED OF COVENANT means the deed of covenant against Taxation in the agreed terms to be entered into at Completion;

         TAXES ACT means the Income and Corporation Taxes Act 1988;

         TCGA 1992 means the Taxation of Chargeable Gains Act 1992;

         TRANSFER NOTICE INCORPORATING THE TAG ALONG NOTICE means the transfer notice incorporating the tag along notice to be agreed between the parties and to be given by Innogy to Xcel Energy International, Inc. pursuant to Clauses 6 and 11 of the Yorkshire Shareholders Agreement;

         VAT means United Kingdom Value Added Tax;

         VATA means Value Added Tax Act 1994;

         VENDOR means:

         (a)    Innogy in relation to the sale of the Yorkshire Shares; and

         (b) Northern and NEAGL in relation to the sale of the Northern Sale Business;

         VENDOR INTELLECTUAL PROPERTY means all rights and interests held by the Sale Companies (whether as owner, licensee or otherwise) in Intellectual Property;

         VENDOR'S GROUP means the Vendor its parent undertaking or any subsidiary undertaking of the Vendor or of its parent undertaking (excluding Sale Companies to be sold by the Vendor pursuant to this Agreement);

         WARRANTIES means the warranties and representations given by Innogy contained in Part A of Schedule 2;

         WORKING CAPITAL has the meaning given to that term in Schedule 7;

         WORKING CAPITAL DETERMINATION DATE has the meaning given to that term in Schedule 7;


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         XCEL OPTION AGREEMENT means the agreement in agreed terms between
         Innogy and Northern in relation to the 23,100,001 Ordinary Shares of (pound)1 each in the capital of Yorkshire held, as at the date of this Agreement, by Xcel Energy International, Inc;

         YEG means Yorkshire Electricity Group plc;

         YORKSHIRE means Yorkshire Power Group Limited, details of which are contained in Part 1 of Schedule 1;

         YORKSHIRE CASH AND WORKING CAPITAL STATEMENT has the meaning given to that term in Schedule 7;

         YORKSHIRE HIVEOUT AGREEMENT means the agreement for the intra group sale of the Yorkshire electricity supply business assets and other assets dated 1 August 2001 between YEG plc and Npower Yorkshire Limited (as amended);

         YORKSHIRE NET CASH AND WORKING CAPITAL has the meaning given to that term in Schedule 7;

         YORKSHIRE SALE BUSINESS means the entire business carried on by the Sale Companies;

         YORKSHIRE SHAREHOLDERS AGREEMENT means the shareholders agreement relating to Yorkshire dated 26 February 2001 between Innogy, the Innogy Guarantor, Xcel Energy Inc, Xcel Energy International, Inc and Yorkshire;

         YORKSHIRE SENIOR EMPLOYEE means an employee of a Sale Company who is in receipt of an annual basic salary (on the basis of full-time employment) in excess of (pound)56,000;

         YORKSHIRE SHARES means 416,900,001 Ordinary Shares of(pound)1 each in the capital of Yorkshire, being 94.75 per cent. of the issued share capital of Yorkshire;

         YORKSHIRE SUBSIDIARIES means the subsidiary undertakings Yorkshire brief details of which are set out in Part 2 of Schedule 1; and

         YORKSHIRE TRANSFER SCHEME means a transfer scheme for the transfer and separation of, inter alia, the Tariff Supply Business (as defined in the Yorkshire Hiveout Agreement) to the Successor Supply Company (as defined in the Yorkshire Hiveout Agreement) (to the extent not already transferred under the Yorkshire Hiveout Agreement) as agreed between the parties after the date hereof or as may be required to be made by the Secretary of State for Trade and Industry under the Utilities Act.

1.2      Subordinate Legislation

         Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision;

1.3      Modification etc. of Statutes

         Any reference to a statutory provision:

         1.3.1 shall include such provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement on or prior to Completion; and

         1.3.2 (so far as any liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified, re-enacted or consolidated) which such provision has directly or indirectly replaced;

1.4      Companies Act 1985

         The terms PARENT UNDERTAKING and SUBSIDIARY UNDERTAKING and WHOLLY-OWNED SUBSIDIARY shall have the same meanings in this Agreement as their respective definitions in the Companies Act 1985 as amended;

1.5      Interpretation Act 1978

         The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment;

1.6      Accounts

         Any reference to "ACCOUNTS" shall include the directors' and auditors' reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by law to be annexed to the accounts of the company concerned to be laid before that company in general meeting in respect of the accounting reference period in question;

1.7      References

         References to this Agreement shall include any Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement;

1.8      Singular/Plural

         References in this Agreement (including the definitions in Clause 1.1) to the singular include the plural and vice versa;

1.9      Information

         Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm;

1.10     Indemnity on an After-Tax Basis

         Where any indemnity contained in this Agreement is expressed to be ON AN AFTER TAX BASIS, then in calculating the liability of the indemnifying party, there shall be taken into account, having regard to the time value of money:

         1.10.1 the amount by which any liability to Taxation of the party to be indemnified (or any member of the Innogy Group (in the event of Innogy being such party) or the Northern Group (in the event of Northern being such party)) is actually reduced or extinguished as a result of the matter giving rise to the indemnity claim; and

         1.10.2 the amount by which any liability to Taxation of the party to be indemnified (or any member of the Innogy Group (in the event of Innogy being such party) or the Northern Group (in the event of Northern being such party)) is actually increased as a result of the payment by the indemnifying party in respect of the matter giving rise to the indemnity claim; and

1.11     Awareness

         Any Warranty which is qualified as being made SO FAR AS INNOGY IS AWARE or TO THE BEST OF THE KNOWLEDGE, INFORMATION AND BELIEF OF INNOGY means so far as Innogy is aware or to the best of Innogy's knowledge, information and belief, as the case may be, having made all reasonable enquiries. REASONABLE ENQUIRIES for this purpose means those enquiries made of those persons identified in the Disclosure Letter (including any supplemental enquiries arising therefrom that it would be reasonable to make); and

1.12     Headings

         1.12.1  Headings shall be ignored in construing this Agreement.

         1.12.2 Mentioning anything after "include" or "including" does not limit what else might be included.

2.       AGREEMENT TO BUY AND SELL SHARES

2.1      Sale and Purchase of Yorkshire Shares

         Innogy agrees to sell and Northern agrees to purchase the Yorkshire Shares free from all encumbrances and together with all rights and advantages now and hereafter attaching thereto.

3.       CONSIDERATION

3.1      Purchase Price

         The consideration for the purchase of the Yorkshire Shares shall be equal to:

         (a) the cash sum of 57.207962 pence for each Yorkshire Share making an aggregate amount of (pound)238,500,000 (the SHARE AMOUNT) plus

         (b) an amount equal to the Estimated Yorkshire Net Cash and Working Capital

         (the Share Amount plus the Estimated Yorkshire Net Cash and Working Capital together being referred to herein as the COMPLETION AMOUNT); and the Completion Amount shall be paid to Innogy on Completion (subject to adjustment as expressly provided for in Clause 8 of this Agreement and subject to the Netting Agreement).

3.2      Payment Details

         Wherever in this Agreement provision is made for the payment of cash by one party to another, such payment shall be made in pounds sterling and shall be effected by crediting the account specified in the Payment Account Details of the party or entity entitled to the payment by way of CHAPS on or before the due date for payment unless the payee by notice to the payer, not later than three Business Days prior to the due date for payment, elects to be paid by banker's draft drawn on any international bank reasonably acceptable to the payer and having an office in London. Payment of such sum shall be a good discharge to the payer of its obligation to make such payment.

4.       CONDITIONS

4.1      Conditions Precedent

         The agreement for the sale and purchase of the Yorkshire Shares contained in Clause 2 is conditional upon (and accordingly beneficial ownership in the Yorkshire Shares will not pass until) satisfaction of the following conditions, or their satisfaction subject only to Completion of this Agreement:

         4.1.1 to the extent the transactions contemplated by this Agreement fall within the scope of the EC Merger Regulation, the EC
                 Commission:

                 (a) taking a decision under Article 6(1)(b) of the Regulation that the transaction hereby contemplated does not raise serious doubts as to its compatibility with the Common Market, any conditions attached to the EC Commission's decision of compatibility being in form and substance satisfactory to Northern (or the EC Commission allowing its jurisdiction to lapse by allowing the time limit for opening proceedings under Article 6(1)(c) of the Regulation to expire without opening proceedings in respect of the transaction and accordingly the transaction being deemed compatible with the Common Market); or

                 (b) declaring, if the EC Commission has initiated proceedings pursuant to Article 6(1)(c) of the Regulation, that the transaction hereby contemplated is compatible with the Common Market, any conditions attached to the Commission's decision of compatibility being in form and substance satisfactory to Northern (or that the Commission has allowed its jurisdiction to lapse by failing to take a decision on compatibility with the Common Market within the time limit prescribed by the Regulation following the opening of proceedings and accordingly the transaction, pursuant to Article 10(6) of the Regulation, is deemed to be compatible with the Common Market); or

                 (c) referring the transaction hereby contemplated to the national authorities of the United Kingdom under Article 9 of the Regulation;

                 in each case, any application of the provisions of Articles 81 and 82 EC Treaty (ex Articles 85 and 86) and/or the Regulation by the EC Commission in the course of its consideration of the transaction resulting in the imposition of no conditions, or only of conditions satisfactory in form and substance to Northern; or

         4.1.2   either:

                 (a) receipt of a notice in a form reasonably satisfactory to Northern and Innogy of a confirmation from Xcel Energy International Inc. that it will not exercise any rights pursuant to the Yorkshire Shareholders Agreement to purchase the Yorkshire Shares; or

                 (b) the expiry of the Preemption Offer Period (as defined in the Yorkshire Shareholders Agreement), following issue of the Transfer Notice incorporating the Tag Along Notice, without acceptances having been received for all of the Yorkshire Shares;

         4.1.3   either

                 (a) the Sale Companies obligations in respect of the redemption of the Non-Assumed Yorkshire Bonds having been satisfied in full in accordance with the terms and conditions of such bonds having fully discharged such Non-Assumed Yorkshire Bonds; or

                 (b) (a) the Sale Companies having irrevocably deposited with the relevant paying agent funds sufficient to fully discharge such Non-Assumed Yorkshire Bonds and (b) irrevocable notice of redemption of such Non-Assumed Yorkshire Bonds having been given and (c) irrevocable instructions to the relevant paying agents having been given to pay such funds to the bondholders or the relevant trustee in accordance with the terms of such bonds;

         4.1.4 the trustees of the Northern Bonds and in the case of the Ambac Bonds, Ambac (and/or the trustee of the Ambac bonds, as appropriate) and/or (in each case) any independent financial adviser appointed under the documents relating to such bonds:

                 (a) having issued or agreed to issue any approvals or certifications under the relevant bond documents; and/or

                 (b) having agreed all documentation required to amend the relevant bond documents;

                 in each case, as may be required in connection with the sale of the Northern Sale Business;

         4.1.5 the Sale Companies having reduced their aggregate Borrowings to below (pound)10 million (without any other liability on the part of the Sale Companies in respect of such Borrowings other than in relation to the retained Borrowings below (pound)10,000,000);

         4.1.6 Yorkshire holding (by way of deposit in a bank account) the cash sum of not less than(pound)180 million.

4.2      Responsibility for Satisfaction

         4.2.1 Northern hereby undertakes to use all reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses
                 4.1.1 and 4.1.4 and Innogy hereby undertakes to use all reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses 4.1.2, 4.1.3, 4.1.5 and 4.1.6, in each case on or before the Long-Stop Date.

         4.2.2 Without prejudice to the foregoing, each of the parties agrees that it shall, upon a request from the other, promptly co-operate with and provide all necessary information reasonably required by the other party or by any Competent Authority or any government, governmental, supranational or trade agency, court or other regulatory body, or any other third party in respect of all requests and enquiries in connection with this Agreement and the arrangements relating thereto (including, in relation to the satisfaction of the condition precedent set out in Clause 4.1) from any such Competent Authority or government, governmental, supranational or trade agency, court or other regulatory body and Innogy shall use its reasonable endeavours to procure that the Sale Companies do so).

         4.2.3 If the EC Commission decides to initiate proceedings pursuant to Article 6(1)(c) of the Regulation in relation to the transaction or matters arising therefrom, each of the parties undertakes to use its reasonable endeavours to persuade the EC Commission to issue a decision declaring the transaction compatible with the Common Market without any conditions or obligations attaching thereto (subject to the Purchaser indemnifying the Vendor in respect of any costs or expenses incurred to third parties in connection with fulfilling its obligations hereunder).

         4.2.4 The Purchaser shall file with the EC Commission the Form CO required under the Regulation as soon as reasonably practicable and (provided the Vendor has provided all relevant information in respect of the Sale Companies or the Vendor required for the Form CO) in any event no later than ten Business Days after the date of this Agreement and shall consult with the Vendor and the Vendor's Solicitors on the content of the Form CO prior to its submission to the EC Commission.

4.3      Satisfaction

         4.3.1 Northern shall give notice to Innogy of the satisfaction of the conditions set out in Clauses 4.1.1 and 4.1.4, and Innogy shall give notice to Northern of the satisfaction of the conditions set out in Clauses 4.1.2, and 4.1.3, 4.1.5 and 4.1.6 in each case within two Business Days of becoming aware of the same.

         4.3.2 Northern in its sole discretion may waive satisfaction of any of the conditions set out in Clause 4.1 (other than clause 4.1.2) by written notice to the Vendor.

4.4      Break-fee

         4.4.1   (a)   If any of the conditions contained in Clause 4.1.4 are
                       not satisfied by the Long-Stop Date, then this Agreement shall (save for Clauses 12 and 13) terminate and Northern shall pay to Innogy within three Business Days of the Long-Stop Date an amount in cash of (pound)20 million.

                 (b) If the condition contained in Clause 4.1.1 is not satisfied by the Long-Stop Date, then this Agreement shall (save for Clauses 12 and 13) terminate and, if the only reason for such non-satisfaction relates to a request for any disposal, undertaking or other action related to activities not carried on by Mid-American Energy Holding Company and its subsidiaries and affiliates, (and all other conditions contained in Clause
                       4.1 have been satisfied) Northern shall pay Innogy within three Business Days of the Long-Stop Date an amount in cash of(pound)5 million; and, if the reason for such non-satisfaction relates to a request for any disposal, undertaking or other action related to activities of Mid-American Energy Holding Company and its subsidiaries and affiliates, Northern (and all other conditions contained in Clause 4.1 have been satisfied) shall pay Innogy within three Business Days of the Long-Stop Date an amount in cash of(pound)10 million, provided always that, if on the Long-Stop Date the condition in Clause 4.1.1 remains unsatisfied and also the condition in Clause 4.1.4 remains unsatisfied, then notwithstanding the previous of 4.4.1(b), the amount payable by Northern shall be the relevant amount referred to in Clause 4.4.1(a) (and not the amount referred to in Clause 4.4.1(b)).

         4.4.2   If any of the conditions contained in Clause, 4.1.2, 4.1.3,
                 4.1.5 or 4.1.6 are not satisfied by the Long-Stop Date, then this Agreement shall terminate (save for Clauses 12 and 13) and Innogy shall pay to Northern within three Business Days of the Long-Stop Date an amount in cash of (pound)20 million.

4.5      Covenant

         4.5.1 Innogy covenants to Northern that all amounts outstanding and owed by Innogy to Xcel International Inc. under Clauses 10.6 or
                 10.7 of the Yorkshire Shareholders Agreement as at Completion will be paid in full by Completion and any further sums payable under such Clauses following Completion will be paid by Innogy in accordance with the terms of such Clauses.

         4.5.2 Innogy covenants to Northern that it will procure that Borrowings of the Sale Companies (other than in respect of the Assumed Yorkshire Debt and the Assumed Yorkshire Swaps) are, prior to Completion, reduced to below(pound)10 million (without any other liability on the part of any Sale Companies in respect of such Borrowings other than in relation to the retained Borrowings) and all of the Non-Retained Inter-Company Loans are repaid in full (without any further liability on the part of any of the

                 Sale Companies in respect of such Loans) and on or prior to Completion Innogy shall provide Northern with such information as Northern may reasonably require to show that Innogy has complied with its obligations under this Clause.

         4.5.3 Innogy covenants to Northern that it will procure that all Non-Assumed Yorkshire Swaps are closed out and settled prior to Completion (without any further liability on the part of the Sale Companies in respect of such Swaps) and on or prior to Completion Innogy shall provide Northern with such information as Northern may reasonably require to show that Innogy has complied with its obligations under this Clause. Without prejudice to any liability for failure to close out and settle all Non-Assumed Yorkshire Swaps, if after Completion Northern becomes aware that there were any Non-Assumed Yorkshire Swaps in existence at Completion (and which have not been already taken into account in the Working Capital adjustment), Northern shall be entitled within five Business Days of Northern becoming aware of such Swaps to close out and settle such Non-Assumed Yorkshire Swaps and, if such Non-Assumed Yorkshire Swaps are so closed-out and settled with any payment due to any Sale Company, Northern shall account to Innogy for such monies and if the close-out and settlement results in any Sale Company making a payment to any third party which results in the Sale Company making a payment or having any other liability to a third party, Innogy shall forthwith on demand indemnify the relevant Sale Company in respect thereof or, at the option of Northern, pay such amounts directly to Northern or as Northern may direct.

         4.5.4 Innogy covenants to Northern to procure that the Sale Companies will keep in place and not cancel the Assumed Facilities.

         4.5.5 Innogy covenants to Northern that it will procure that, on or prior to Completion, all intra-group contracts between the Innogy Group and any of the Sale Companies entered into between 3 April and Completion, other than contracts entered into in the ordinary course of business and the Yorkshire Hiveout Agreement and agreements entered into pursuant to the Yorkshire Hiveout Agreement shall be terminated.

5.       ACTION PENDING COMPLETION

5.1      Mutual Undertakings

         Subject to Clauses 5.2 to 5.5 below each of Innogy (in relation to the Sale Companies) and the Northern Guarantor (in relation to the Northern Sale Business) shall procure that:

         5.1.1 in the case of Innogy, no Sale Company shall and, in the case of NE plc, no Northern Group Company shall in relation to the Northern Sale Business:

                    (i) incur any expenditure on capital account exceeding (pound)100,000 in relation to the Northern Sale Business, (pound)200,000 in relation to the Sale Companies (exclusive of VAT) in the case of any single item or (pound)1 million in relation to the Northern Sale Business, (pound)2 million in relation to the Sale Companies (exclusive of VAT) in aggregate, in both cases other than any such expenditure details of which are set out in Schedule 8; or

                    (ii) sell or dispose of or purchase or agree to sell or dispose of or purchase or grant any option or right of pre-emption in respect of any asset or any interest in any asset for a consideration in excess of (pound)100,000 in relation to the

                           Northern Sale Business, (pound)200,000 in relation to the Sale Companies (exclusive of VAT) or create any encumbrance over any material part of its assets (other than pursuant to the existing financing of the Sale Companies, details of which are set out in
                           Schedule 8); or

                    (iii) create or raise any debt or borrow any money or make any payments (except payments in the ordinary course of business including pursuant to existing contractual commitments) in each case except as described in Schedule 8 or between Sale Companies; or
                    (iv)   enter into:

                           (a) (save as provided in Clause 5.1.1 (ix) in respect of any additional employee) any contracts, transactions or commitments outside the ordinary course of business or which are not on arms-length commercial terms; or

                           (b) except for contracts entered into in accordance with Clause 5.5, any contracts, transactions or commitments which are (i) not capable of being terminated without compensation at any time in the case of Yorkshire with three months' notice or less and in the case of Northern Group Company with three months' notice or less or
                                (ii) which involve or may involve total annual expenditure in excess of (x)(pound)250,000 in relation to the Northern Sale Business, (pound)500,000 in relation to the Sale Companies, in each case in the case of any single contract, transaction or commitment or
                                (y)(pound)1 million in relation to the Northern Sale Business,(pound)2 million in relation to the Sale Companies, in aggregate (in each case exclusive of VAT) in each case other than those details of which are contained in Schedule 8;

                           provided that nothing in this subparagraph (iv) shall prevent any Sale Company or Northern Group Company from entering into connection agreements, use of system agreements and quotations and other agreements where in each case it is obliged to do so pursuant to its licence or any other legal or regulatory requirement and any contracts in relation thereto or contracts in relation to the routine repair, replacement, reinforcement, maintenance and new connections of the distribution network; or

                    (v) substantially amend the terms of any existing contracts or agreements involving revenue or expenditure in excess of (pound)100,000 per annum (exclusive of VAT) in relation to the Northern Sale Business or (pound)200,000 per annum (exclusive of VAT) in relation to the Sale Companies; or

                    (vi) in the case of the Yorkshire Sale Companies declare, make or pay any dividend or other distribution other than (a) to another Sale Company or (b) to meet interest payments in respect of the existing financing arrangements of any Sale Company or (c) any stock dividend or other similar distribution as described in Schedule 8; or

                    (vii) grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity (other than in the ordinary course); or

                    (viii) make any change in the material terms and conditions of employment of any of its directors or Senior Employees or any material change to the terms and conditions or rates of pay pursuant to any collective agreement affecting more than 100 employees in aggregate; or

                    (ix) terminate the employment of any Senior Employee (save for gross misconduct) or make an offer of employment to any additional employee (unless on either a fixed term contract of less than one year's duration or a contract with a notice period of less than three months), save as required by the terms of this agreement or as required by the terms of any agreement existing at the date of this agreement as described in Schedule 8; or

                    (x) announce or agree any redundancies or redundancy terms in relation to more than 35 employees in aggregate during the period to which this covenant applies; or

                    (xi) in respect of any employees of the Sale Companies (in the case of the Sale Companies) or in respect of any employees of the Northern Sale Business (in the case of any Northern Group Company), initiate any alterations to pension scheme contributions and rules (save in relation to the introduction of bulk transfer provisions to Northern's Scheme), or initiate any increase in the pension benefits or reduction in member contributions; or

                    (xii) introduce any new share incentive, share option, profit sharing, bonus or other incentive scheme or vary in any way the terms of any such scheme as it currently operates, including any variation to performance targets, objectives, quanta of payment or any variation to the identities of participants; or

                    (xiii) enter into or settle any litigation which is material to the Sale Companies or the Northern Sale Business, as the case may be; or

                    (xiv) permit any of its insurances to lapse or knowingly do any thing which would make any policy of insurance void or voidable or fail to notify any material insurance claim of which such Sale Company or Northern Group Company as the case may be, has become aware, in accordance with the provisions of the relevant policy or settle any such claim materially below the amount claimed; or

                    (xv) create, issue, purchase or redeem any class of share or loan capital; or

                    (xvi) manage its debtors and creditors otherwise than substantially in accordance with the current practice of the Sale Companies or the Northern Sale Companies as the case may be; or

                    (xviii) in the case of any Northern Group Company, alter any published tariffs that apply to any date after Completion in relation to the supply of electricity or gas or other consumer products where (i) a Northern Group Company has sole discretion on pricing and (ii) where such products are sold directly by a Northern Group Company to residential customers, small or medium enterprise customers or any customer of any Northern Group Company which accounts for one per cent. or more of the turnover of the Northern Sale Business; or

                    (xix) terminate any contracts or agreements with sales agents (and in the event that any such contracts are to lapse, expire or otherwise terminate under their terms, to notify NE plc (in the case of Innogy) or Innogy (in the case of NE plc) as far in advance as reasonably practicable prior to such termination or expiry and at the other party's cost take such action as the other party may reasonably require in relation to the same) or appoint any new or enter into any further contracts with sales agents; or

                    (xx) terminate any contracts or agreements involving revenue or expenditure in excess of (pound)100,000 per annum (exclusive of VAT) in relation to the Northern Sale Business or (pound)200,000 per annum (exclusive of VAT) in relation to the Sale Companies (other than where such contracts or agreements lapse, expire or otherwise terminate under their terms); or

                    (xxi) make any changes in its accounting policies other than as required by law or any relevant accounting body; or

                    (xxii) in the case of the Sale Companies, make any alterations to its memorandum or articles of association or acquire any shares in any other company; or

                    (xxiii) give any undertakings to any Competent Authority or agree with any Competent Authority or consent to the adoption by any Competent Authority of any additions, deletions, amendments or modifications to the terms or conditions of any licence which licence is material to the Sale Companies taken as a whole or the Northern Sale Business taken as a whole; or

                    (xxiv) not sell, dispose or agree to sell or dispose any of the shares (or any interest in any of the shares) in any of the Sale Companies; or

                    (xxv) implement any material new advertising or marketing campaigns in respect of the Business; or

                    (xxvi) in the case of the Sale Companies make any amendment to the terms of the Yorkshire Hiveout Agreement or the Agency Agreement (as defined in the Yorkshire Hiveout Agreement); or

                    (xxvii) agree, conditionally or otherwise, to do any of the foregoing.

         5.1.2 subject to the restrictions contained in Clause 5.1.1 above and in subparagraphs 5.1.3, 5.1.4 and 5.1.5 below, each Northern Group Company and the Sale Company shall carry on its Business in the ordinary course and in particular, no Northern Group Company nor any Sale Company will enter into any contract (a) for the supply of electricity or gas to industrial and/or commercial customers or (b) in the case of the Sale Companies for the provision of external contracting services, in each case which is, in the opinion of the management of the relevant entity acting reasonably entered into on the basis of a loss making transaction;

         5.1.3 Innogy in relation to the Sale Companies shall procure that no member of the Innogy Group shall, before Completion:

                    (i) dispose of any interest in the Yorkshire Shares or grant any option or right of pre-emption over, or mortgage, charge or otherwise encumber the Yorkshire Shares or any of them; or

                    (ii) except as required by law permit any Sale Company to pass any resolution in general meeting; or

                    (iii) liquidate any Sale Company or dispose of any shares in any Sale Company;

         5.1.4      so far as permitted by law and subject to Clauses 13.2 and
                    13.3 the other party and its agents will, upon reasonable notice and during normal working hours, be allowed reasonable access to, and, where reasonably practicable to take copies of, the books and records of each Sale Company, or of each Northern Group Company to the extent such books and records relate to the Northern Sale Business, as the case may be, subject to such access not interfering with the carrying on of the business of any Sale Company or of the Northern Sale Business, as the case may be or the business of the relevant party allowing access or any member of its Group;

         5.1.5      so far as permitted by law and subject to Clauses 13.2 and
                    13.3 each party will consult, and, in the case of Innogy, will cause the relevant Sale Companies to consult, and in the case of Northern will cause the relevant Northern Group Companies to consult with one or more of the other party's representatives with respect to any action between the date of this agreement and Completion which may materially affect the business of the relevant Sale Company or Northern Sale Business. Such party will provide, and will cause the relevant Yorkshire Sale Company, or Northern Group Company as the case may be to provide to such representatives such information as the other party's representatives may reasonably request for this purpose;

         5.1.6 Innogy shall consult with NE plc and NE plc shall consult with Innogy before making arrangements under Clause 14(5) of Innogy's Scheme and Northern's Scheme respectively to deal with any surpluses disclosed in Innogy's Scheme and Northern's Scheme respectively by the actuarial valuations as at 31 March 2001 in relation to whether and how those arrangements would affect Yorkshire Scheme Relevant Employees and Northern Scheme Relevant Employees respectively;

         5.1.7 NE plc shall consult with Innogy in relation to renewal of the Northern Group's insurance policies to the extent that such policies relate to the Northern Sale Business and take into account the reasonable requirements of Innogy in relation to such insurance renewal to the extent they require Northern to maintain in all material respects the existing scope and level of insurance cover which applies to the Northern Sale Business as at the date hereof; and

         5.1.8 Innogy undertakes to provide that as soon as practicable and in any event no later than 10 August 2001, additional information to the extent required to comply with the Warranties in respect of each of the Telecom Employees as defined in the Disclosure Letter.


5.2      Consent

         Innogy may permit a Sale Company to do any of the matters set out in Clauses 5.1 or 5.5 with the prior written consent of Northern. Northern may permit a Northern Group Company to do any of the matters set out in Clauses 5.1 or 5.5 with the prior written consent of Innogy.

5.3      Compliance with laws etc.

         Consent shall not be required (i) in respect of actions taken to comply with any legal, licence or regulatory requirements or (ii) where Innogy or NE plc as the case may be can demonstrate that it was necessary for it to take the relevant action without the prior consent of the other party due to emergency operational requirements which would have caused significant operational difficulties if not remedied before it was practicable to consult with and obtain the consent of the other party and Clauses 5.1 and 5.5 shall not apply in the circumstances set out in this Clause.

5.4      Innogy Price Matrices

         Prior to the date of this agreement the Innogy Guarantor shall provide NE plc with matrices of prices in accordance with standard practice in the gas and electricity industries, and in a format and manner agreed by Northern and Innogy, setting out prices at which the Innogy Guarantor would be willing for the period of this agreement, up to and including September 2003, to sell wholesale (i) electricity and (ii) gas to the Northern Sale Business (the INNOGY PRICE MATRIX). Further, Innogy shall provide NE plc with a matrix of supplier Balancing Service Use of System (BSUoS) costs prior to the date of this agreement and in a format and manner agreed by Northern and Innogy. Innogy shall be entitled to alter the Innogy Price Matrices prospectively on any business day if any such alterations are in accordance with standard industry practice in the gas and electricity industries. Alterations to any Innogy price matrix are not to apply retrospectively.

5.5      Trading Contracts

         Provided that the Innogy Guarantor has provided the Innogy Price Matrix (or, if any alterations are made to the Innogy Price Matrix in accordance with Clause 5.4, the Innogy Price Matrix so altered) to Northern (to the address for notices set out in Clause 13.12.1 and via fax to Neil Middleton at Northern (fax number 0191 210 2159), and subject to Clauses 5.2 and 5.3, Northern shall procure that none of the Group Companies operating the Northern Sale Business shall in the period from the date of this agreement and before Completion:

         5.5.1 enter into any option, forward contract or other commitment to purchase wholesale electricity or gas which is not intended in the reasonable judgement of Northern, to cover its expected demand; or

         5.5.2 purchase or enter into any option, forward contract or other commitment to purchase wholesale electricity or gas at prices above those in the most recent Innogy Price Matrix (a "EXCLUDED PURCHASE COMMITMENT") provided that on any date on which Northern notifies Andrew Butterworth and Graeme Iles at Innogy (fax number: 01793 892061) that Northern wishes to enter into any Excluded Purchase Commitment, and Innogy is unwilling to enter into such Excluded Purchase Commitment at prices indicated in the then current Innogy Price Matrix and for the volumes which Northern so notifies Innogy, then Northern shall be permitted to do any of the foregoing on such date at such prices and for the volumes notified by Northern to Innogy ; or

         5.5.3 sell or enter into any option, forward contract or other commitment to sell wholesale electricity or gas at prices below those in the most recent Innogy Price Matrix (an "EXCLUDED SALE COMMITMENT") provided that on any date on which Northern notifies Andrew Butterworth and Graeme Iles at Innogy (fax number: 01793 892 061) that Northern wishes to enter into any Excluded Sale Commitment, and Innogy is unwilling to enter into such Excluded Sale Commitment at the prices indicated in the then current Innogy Price Matrix and for the volumes which Northern so notifies Innogy, then Northern shall be permitted to do any of the foregoing on such date at such prices and for the volumes notified by Northern to Innogy; or

         5.5.4 enter into any electricity spill contract other than in respect of the Viking power plant located at Seal Sands, Teesside in substantially the form set out in Document 8.2.7 in the Black Data Room,

         Provided that nothing in this Clause 5.5 shall prevent NE plc or NEAGL (or any other company in the Northern Group) from entering into any forward contract or other commitment to purchase wholesale electricity or gas to trade out of speculative positions existing as at the date of this agreement.

5.6      Electricity Spot Trading

         Northern shall use all reasonable endeavours to balance daily forecast demand and purchase contract requirements to within plus or minus 5 percent of forecast demand. Northern and Innogy shall on a day ahead basis review their requirements for short term balancing trades and where possible, and to the extent that both Northern and Innogy agree, conclude trades with each other to balance Northern's position.

5.7      Transfer Notice

         Innogy shall send the Transfer Notice incorporating the Tag Along Notice to Yorkshire as soon as reasonably practicable following the execution of this Agreement.

5.8 Northern shall use reasonable endeavours to procure all balancing on a daily average basis is within a mean tolerance of plus or minus 4 per cent of actual demand.

5.9 Northern shall procure that the non-pool generator spill agreements contained at document 8.5.12 to 8.5.19 (inclusive) in the Northern Data Room shall not be amended to any material extent from the proposals as set out in the Northern Data Room with respect to such contracts.

5.10 Northern shall observe and perform the TPL Realignment Document (as contained at document 8.3.10 in the Black Data Room) in all material respects in accordance with its terms and using the same practices as conducted in relation thereto prior to the date of this Agreement.

5.11 Northern shall not, with Innogy's consent, engage in any further development or investment in respect of the proposed data centre at Team Valley, Gateshead.

6.       COMPLETION

6.1      Date and Place

         Subject to Clause 4, Completion shall take place at the offices of Innogy's Solicitors in Brussels two Business Days following fulfilment or waiver of the conditions set out in Clause 4.1 (or such later time as the parties may agree).

6.2      Simultaneous Completion

         Innogy shall not be obliged to sell, and Northern shall not be obliged to purchase, the Yorkshire Shares unless NE plc and NPower Northern Limited simultaneously complete the sale and purchase of the Northern Sale Business and the NEAGL Sale Business pursuant to the Northern Business Sale Agreement.

6.3      Northern's Obligations on Completion

         On Completion, Northern shall procure that its obligations as set out in Schedule 5 are fulfilled.

6.4      Innogy's Obligations on Completion

         On Completion, Innogy shall procure that its obligations as set out in
         Schedule 5 are fulfilled.

6.5      Payment of Price

         Against compliance with the foregoing provisions, and subject to the Netting Agreement, Northern shall pay Innogy the Completion Amount.

6.6      Right to Terminate

         If the foregoing provisions of this Clause are not complied with in all material respects by Innogy or Northern by or on the date set for Completion, then Innogy (in the case of non-compliance by Northern) or Northern (in the case of non-compliance by Innogy) shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by written notice to the other party served on such date:

         6.6.1 to effect Completion so far as practicable having regard to the defaults which have occurred; or

         6.6.2 to fix a new date for Completion (not being more than 20 Business Days after the agreed date for Completion) in which case the foregoing provisions of this Clause 6.6 shall apply to Completion as so deferred but provided such deferral may only occur once, and if the other party continues to be unable to comply with the foregoing provisions of this Clause, the party able to comply shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by written notice served on the other party to terminate this Agreement without liability on its part.

6.7      Termination of VAT Group Registration

         6.7.1 As soon as reasonably practicable after the date of this Agreement, Innogy shall procure that (if one has not already been made) an application shall be made to H.M. Customs & Excise pursuant to Section 43B of the VATA 1994 for the exclusion of each Sale Company from the bodies treated as members of the same VAT group as Innogy for the purposes of
                    Section 43 of the VATA 1994 (the VENDOR VAT GROUP) and for such exclusion to take effect on Completion or, if H.M. Customs & Excise do not permit this, at the earliest date following Completion permitted by Section 43B.

         6.7.2 Pending the taking effect of such application and for so long thereafter as may be necessary, each of Innogy and Northern shall procure that such information (if applicable) is provided to the other as may be required to enable the continuing representative member of the Vendor VAT Group to make all the returns required of it in respect of the Vendor VAT Group.

         6.7.3 When the exclusion takes effect after Completion, Innogy and Northern shall procure that such payments shall be made between such representative member and the Sale Companies as may be appropriate to ensure that the resulting position as between such companies is as close as possible to the position which would have obtained if such application or applications had taken effect on the date of Completion.

6.8      Back to Back Agreement

         Innogy will use reasonable endeavours to procure that at Completion, AEP Resources Inc. will enter into an agreement with Northern or a member of the Northern Group nominated by Northern (a "NOMINEE"), in form satisfactory to such parties acting reasonably, under which AEP Resources Inc. will undertake to exercise all its rights under any documents to which it is a party in respect of the $275 million Junior Subordinated Debentures at 8.08% issued by Yorkshire Power Finance Limited as agent and trustee for Northern (or such nominee) and act in accordance with the directions of Northern (or such nominee) subject to AEP Resources Inc. being indemnified by Northern (or such nominee) in respect of any actions taken by it pursuant to such directions.

6.9      Transfer Scheme

         Following Completion, Northern shall not make and shall procure that no member of the Northern Group shall make or agree any amendment to the Yorkshire Transfer Scheme which is material to the Yorkshire supply business sold pursuant to the Yorkshire Hiveout Agreement without the consent of Innogy (such consent not to be unreasonably delayed), save as may be required by the Secretary of State for Trade and Industry.

7.       WARRANTIES

7.1      Incorporation of Schedule 2

         7.1.1 Innogy warrants and represents to Northern in the terms set out in Schedule 2 (Part A) subject only to:

                    (i) any matter which is fairly disclosed in the Disclosure Letter and any matter provided for under the terms of this Agreement; and

                    (ii) any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser.

         7.1.2 Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of the said Schedule or by anything in this Agreement or the Tax Deed of Covenant.

         7.1.3 The only Warranties given in respect of the Properties are those set out in paragraph 2.5 of Part A of Schedule 2 and for the purposes of Schedule 2 only "assets" does not include the Properties. The only Warranties given in respect of the Environment or Environmental Law are those set out in paragraph 2.1.9 of Part A of Schedule 2.

7.2      Limitation of Liability

         The provisions of Schedule 6 shall apply.

7.3      Effect of Completion

         The Warranties and all other provisions of this Agreement and the Tax Deed of Covenant insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever (including any satisfaction and/or waiver of any condition contained in Clause 4.1), except by a specific and duly authorised written waiver or release by the Purchaser.

7.4      Right of Termination

         If prior to Completion, any event (or events) shall occur which would result in any of the Northern Warranties (in the case of Northern) or the Innogy Warranties (in the case of Innogy) being untrue or misleading as if they had been given again at Completion which individually (or in aggregate) results in or is reasonably likely to result in a deterioration of 20 percent of the enterprise value of the Northern Sale Business or the Sale Companies in each case as a whole compared with the enterprise value of such Business or Companies (as the case may be) as a whole as at the date of this Agreement (such deterioration being a deterioration of (pound)94,400,000 in the case of the Northern Sale Business and of (pound)200,800,000 in the case of the Sale Companies), ignoring for this purpose any event (or events) affecting or likely to affect generally all persons carrying on similar businesses in the United Kingdom, then Northern (in the event such deterioration occurs in relation to the Sale Companies) and the Innogy Guarantor (in the event such deterioration occurs in relation to the Northern Sale Business) shall be entitled by notice in writing to the Innogy Guarantor or Northern respectively to terminate this Agreement; but the occurrence of such an event (or events) shall not give rise to any right to damages or compensation.

         If Northern and the Innogy Guarantor are unable to agree within 5 Business Days from the date of service of written notice by Northern or the Innogy Guarantor (as the case may be) in accordance with this Clause 7.4 that such event or events has resulted in or would be reasonably likely to result in a deterioration of 20 per cent of the enterprise value (as described above), either Northern or Innogy may call for an independent expert, jointly appointed by the parties (the "EXPERT"), to determine whether such a deterioration has occurred or would be reasonably likely to occur and the Expert shall make such determination (but shall not address whether such deterioration arose as a result of a breach of warranty) within 10 Business Days from the date of the referral to him. If Northern and the Innogy Guarantor are unable to agree upon the Expert within 5 business days from the date either Northern or the Innogy Guarantor calls for an independent expert, then the Expert shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either Northern or the Innogy Guarantor. The Expert shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding on the parties. The fees and expenses of the Expert shall be borne by Northern and the Innogy Guarantor in equal shares unless the Expert otherwise determines.

7.5      Waiver

         Save in the case of fraud, Innogy undertakes to Northern not to make or pursue any claim against any Sale Company or its respective officers, employees or agents in connection with assisting Innogy in giving the Warranties, preparing the Disclosure Letter and/or entering into this Agreement and the documents entered into pursuant to this Agreement.

7.6      Northern Warranties

         Each of Northern and NE plc warrants and represents to Innogy in the terms set out in Parts B and D respectively of Schedule 2.

7.7      Whole Agreement

         7.7.1 Except as otherwise expressly contemplated by this Agreement or agreed in writing between the parties, this Agreement and the Tax Deed of Covenant contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each of Northern and NE plc acknowledges that it has not been induced to enter this Agreement by and, so far as is permitted by law (and except in the case of fraud), hereby waives any remedy in respect of (and acknowledges that no other party nor any of their agents, officers or employees have given), any warranties, representations, indemnities, undertakings or other statements whatsoever (written or oral) not incorporated into this Agreement or the Tax Deed of Covenant or any agreement expressly contemplated by this Agreement.

         7.7.2 So far as is permitted by law (and except in case of fraud), each of the parties agree and acknowledge that the only right and remedy which shall be available to it in connection with or arising out of or related to any of the statements contained in the Warranties shall be damages in contract for breach of this Agreement and not rescission of this Agreement, nor damages in tort or under statute (whether under the Misrepresentation Act 1967 or otherwise), nor any other remedy.

         7.7.3 Each party to this Agreement confirms that it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees, having considered the terms of this Clause and the Agreement as a whole, that the provisions of this Clause are fair and reasonable.

         7.7.4 In this Clause 7.7, the term THIS AGREEMENT includes the Disclosure Letter and all documents entered into pursuant to this Agreement by Northern and/or Innogy and/or the Innogy Guarantor and/or NE plc.

8.       ADJUSTMENTS TO COMPLETION AMOUNT

8.1      Net Cash and Working Capital Statements

         8.1.1 Innogy, shall, at least ten Business Days prior to (but not more than 20 Business Days prior to) the Completion Date, draw up and deliver to Northern an Estimated Yorkshire Cash and Working Capital Statement showing Innogy's then best good faith estimate as to the projected amount of Yorkshire Net Cash and Working Capital as of the Completion Date.

         8.1.2 Northern shall, within 60 days following Completion, draw up a Draft Post-Closing Statement to determine the Yorkshire Net Cash and Working Capital and the Yorkshire Cash and Working Capital Statement in accordance with the provisions set out in Schedule 7.

8.2      Adjustment to the Completion Amount

         If the Yorkshire Net Cash and Working Capital exceeds the Estimated Yorkshire Net Cash and Working Capital, then Northern shall pay to Innogy, in immediately available funds, an additional amount equal to the whole of the surplus of the Yorkshire Net Cash and Working Capital above the Estimated Yorkshire Net Cash and Working Capital. If the Estimated Yorkshire Net Cash and Working Capital exceeds the Yorkshire Net Cash and Working Capital, then Innogy shall pay to Northern, in immediately available funds, an additional amount equal to the whole of the deficit of the Yorkshire Net Cash and Working Capital to the Estimated Yorkshire Net Cash and Working Capital, in either case such payments to be made, subject to Clause 8.3, on the day falling 10 Business Days after the Working Capital Determination Date. Any payment under this Clause 8.2, shall constitute an adjustment to the Completion Amount.

8.3      Net Interest

         Any payment by way of an adjustment to the Completion Amount pursuant to Clauses 8.2 shall include interest thereon calculated from the date of Completion to the date of payment at the base rate from time to time of National Westminster Bank PLC (the BASE RATE). Such interest shall accrue day to day on the adjustment amount payable and, for the avoidance of doubt, interest shall not be compounded.

9.       PENSIONS

         The provisions of Schedule 4 shall have effect

10.      GUARANTEES

10.1     Release of Innogy Guarantees

         Northern shall use all reasonable endeavours to procure that following Completion Innogy and/or any member of the Innogy Group is released from any guarantees and indemnities given by it in respect of the obligations of any Sale Company details of which are notified to the Northern and, pending such release, Northern shall indemnify Innogy or the member of the Innogy Group against all liabilities under those guarantees and indemnities provided that Northern shall have no liability to Innogy under this sub-Clause to the extent that any such guarantee contains any obligations on Innogy which extend beyond a guarantee or indemnity of obligations of any Sale Company or which extend the liability of Innogy beyond the liability which the relevant Sale Company has in respect of such obligation.

10.2     Release of the Company Guarantees

         Innogy shall procure that on Completion, or as soon as reasonably practicable following Completion, each Sale Company is released from all guarantees and indemnities given by it in respect of obligations of Innogy and/or any member of the Innogy Group and pending such release, Innogy shall indemnify the relevant Sale Company against all liabilities under those guarantees and indemnities.

11.      RESTRICTIONS

11.1     Restrictions

         Each Vendor covenants with the Purchaser for itself and in the case of Northern as trustee for each Sale Company that it shall not and shall procure that no member of the Vendor's Group shall:

         11.1.1 for a period of two years from Completion, directly or indirectly induce or attempt to induce any director or Senior Employee to leave his or her employment, provided that the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 11 provided that the Vendor does not encourage or advise such agency to approach any such Senior Employee; or

         11.1.2 for a period of five years from Completion, make use of or (except as required by law or any competent regulatory body or stock exchange or to any tax authority in connection with its tax affairs) disclose or divulge to any third party any Confidential Information of a secret or confidential nature relating to the Business acquired by the Purchaser; or

         11.1.3 subject to Clause 11.2, for a period of one year from Completion, carry on a Restricted Activity or canvass, or solicit orders for services or goods similar to those being provided by any Sale Company or Northern Group Company (as the case may be) at Completion from any person, firm or company who has within one year prior to Completion been a customer of any Sale Company or Northern Group Company (as the case may be) in connection with the Business.

11.2     Nothing in Clause 11.1.3 shall prevent or restrict:

         11.2.1 any Northern Group Company or any Sale Company from acquiring any group of companies (the "ACQUIRED Group") in respect of which any company or companies in that group carry on an electricity or gas supply business and, from such acquisition, the carrying on of such businesses in the same manner provided that such company or companies do not solicit orders for services or goods similar to those being provided by any Northern Group Company at Completion in connection with the Business from any person, firm or company who has within 1 year prior to Completion been a customer of any Northern Group Company in connection with the Business unless such person, firm or company was already a customer of the supply business of the Acquired Group; or

         11.2.2 the carrying on in the wholesale market of the oil and gas and generation businesses carried on by companies in the Northern Group, including Northern Electric Generation Limited and CalEnergy Gas Limited.

11.3     Independence

         Each of the restrictions in each paragraph or subClauses above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

11.4     Validity

         If any of those restrictions is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

11.5     Scope of protection

         Each of Innogy and Northern acknowledges that the above provisions of this Clause are no more extensive than is reasonable to protect the other as the purchaser of the Northern Sale Business and the Yorkshire Shares respectively.

12.      GUARANTEE

12.1     Innogy Guarantee

         The Innogy Guarantor hereby guarantees to Northern the due and punctual performance and observance by Innogy of all its obligations, commitments, undertakings and warranties under or pursuant to this Agreement and the Tax Deed of Covenant (the INNOGY GUARANTEED OBLIGATIONS). The liability of the Innogy Guarantor under this Clause shall not be released or diminished by any variation of the terms of the Innogy Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the Innogy Guaranteed Obligations or any granting of time for such performance.

12.2     Vendor's Default

         If and whenever Innogy defaults in the performance of any of the Innogy Guaranteed Obligations the Innogy Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Innogy Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on Northern as it would have received if the Innogy Guaranteed Obligations had been duly performed and satisfied by Innogy (as the case may be).

12.3     Continuing Guarantee

         The guarantee in Clause 12.1 is to be a continuing guarantee and accordingly is to remain in force until all the Innogy Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which Northern may now or hereafter have or hold for the performance and observance of the Innogy Guaranteed Obligations.

12.4     Legal limitations etc.

         As a separate and independent stipulation the Innogy Guarantor agrees that any of the Innogy Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from Innogy by reason of any legal limitation, disability or incapacity on or of Innogy or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Innogy Guarantor.

12.5     Warranties

         The Innogy Guarantor warrants and represents to Northern in the terms set out in Part B of Schedule 2.

12.6     Northern Guarantee

         NE plc hereby guarantees to Innogy the due and punctual performance and observance by Northern of all its obligations, commitments, undertakings and warranties under or pursuant to this Agreement (the NE PLC GUARANTEED OBLIGATIONS). The liability of NE plc under this Clause shall not be released or diminished by any variation of the terms of the NE plc Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the NE plc Guaranteed Obligations or any granting of time for such performance.

12.7     Vendor's Default

         If and whenever Northern defaults in the performance of any of the NE plc Guaranteed Obligations NE plc shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the NE plc Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on Innogy as it would have received if the NE plc Guaranteed Obligations had been duly performed and satisfied by NE plc (as the case may be).

12.8     Continuing Guarantee

         The guarantee in Clause 12.6 is to be a continuing guarantee and accordingly is to remain in force until all NE plc Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to an without prejudice to and not in substitution for any rights or security which Innogy may now or hereafter have or hold for the performance and observance of the NE plc Guaranteed Obligations.

12.9     Legal limitations etc.

         As a separate and independent stipulation NE plc agrees that any of the NE plc Guaranteed Obligations (including, any moneys payable) which may not be enforceable against or recoverable from Northern by reason of any legal limitation, disability or incapacity on or of NE plc or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Innogy Guarantor.

12.10    Warranties

         NE plc warrants and represents to Innogy in the terms set out in Part C of Schedule 2.

13.      OTHER PROVISIONS

13.1     Release, indulgence etc.

         Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that party in its absolute discretion without in any way prejudicing or affecting its rights against the other under the same or a like liability.

13.2     Confidentiality

         13.2.1 The parties acknowledge that the Confidentiality Agreement shall cease to have any force or effect from Completion.

         13.2.2 Subject to Clause 13.2.4, Innogy shall (and shall procure that other members of its Group shall) treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement or the Northern Electricity Business Sale Agreement or the Northern Non-Electricity Business Sale Agreement (or any agreement entered into pursuant to any such Agreement) which relates to:

                    (a) the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

                    (b) the negotiations relating to this Agreement (and such other agreements);

                    (c)     Northern's business, financial or other affairs.

         13.2.3 Subject to Clause 13.2.4, Northern shall (and shall procure that other members of its Group shall) treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement or the Northern Electricity Business Sale Agreement or the Northern Non-Electricity Business Sale Agreement (or any agreement entered into pursuant to any such Agreement) which relates to:

                    (a) the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

                    (b) the negotiations relating to this Agreement (and such other agreements);

                    (c)     Innogy's business, financial or other affairs.

         13.2.4 Neither Clause 13.2.2 or 13.2.3 shall prohibit disclosure or use of any information if and to the extent:

                    (a) the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

                    (b) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a Taxation authority in connection with the Taxation affairs of the disclosing party;

                    (c) the disclosure is made to professional advisers of the Purchaser or the Vendors on terms that such professional advisers undertake to comply with the provisions of Clause 13.2.2 or 13.2.3 in respect of such information as if they were a party to this Agreement;

                    (d) the information becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

                    (e) the other party has given prior written approval to the disclosure or use;

                    (f) the information is independently developed after Completion,

                    provided that prior to disclosure or use of any information pursuant to Clause 13.2.4 (i), (ii) (except in the case of disclosure to a Taxation authority) or (iii), the party concerned shall promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

13.3     Announcements

         No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any party without the prior written approval of the other parties hereto. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange but the party with an obligation to make an announcement or issue a circular shall consult with the other party/parties insofar as is reasonably practicable before complying with such an obligation.

13.4     Successors And Assigns

         13.4.1 Subject to Clause 13.4.2 this Agreement is personal to the parties to it. Accordingly, no party may, without the prior written consent of the others, assign the benefit of all or any of the other's obligations under this Agreement, or any benefit arising under or out of this Agreement.

         13.4.2 Except as otherwise expressly provided in this Agreement, any party may, without the consent of the others, assign to a connected company the benefit of all or any of the other parties' obligations under this Agreement provided that:

                    (i) if the assignee ceases to be a connected company of the relevant party, the benefit of those obligations shall be reassigned to the relevant party or a connected party of the relevant party; and

                    (ii) the assignee shall not be entitled to receive under this Clause any greater amount than that to which the relevant assignor would have been entitled.


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


                    For the purposes of this sub-Clause a CONNECTED COMPANY is, in relation to the Innogy Guarantor and Innogy, the Innogy Guarantor and any wholly-owned subsidiary of the Innogy Guarantor and, in relation to Northern and NE plc, NE plc and any wholly-owed subsidiary of NE plc.

13.5     Third Party Rights

         A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

13.6     Further Assurance

         At any time after the date of this Agreement either party shall and shall use reasonable endeavours to procure that any necessary third party shall at the cost of the other party execute such documents and do such acts and things as the other party may reasonably require for the purpose of giving to the other party the full benefit of all the provisions of this Agreement.

13.7     Variation etc.

         No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

13.8     Time of the Essence

         Any time, date or period referred to in any provision of this Agreement may be extended by mutual agreement between the parties but any time, date or period so extended time shall be of the essence.

13.9     Costs

         Each party shall bear all legal, accountancy and other costs and expenses incurred by it in connection with this Agreement and all agreements and transactions contemplated by this Agreement (and, in the case of Innogy, by any of the Sale Companies prior to Completion in relation to the Hiveout Agreement).

13.10    Interest

         If any party defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) the liability of such party (as the case may
         be) shall be increased to include a payment of interest on such sum (subject to deduction or withholding of Taxation as appropriate) from the date when such payment is due until the date of actual payment (as well after as before judgement) at a rate per annum of two per cent above the base rate from time to time of National Westminster Bank PLC. Such interest shall accrue from day to day.

13.11    Withholdings and Deductions

         13.11.1 All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as provided in this Agreement or as may be required by law and without abatement or set-off (whether equitable or otherwise) save only as provided in this Agreement. If any deductions or withholdings are required by law the party making the payment shall (except in the case of payments of interest) be obliged to pay the other party such sums as will, after such deduction or withholding has been made, leave the other party with the same amounts as it



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


                    would have been entitled to receive in the absence of any such requirement to make a deduction or withholding provided that, if either party shall have assigned the benefit in whole or in part of this Agreement in accordance with the provisions of Clause 13.4, the liability of the other party under this Clause 13.11.1 shall be limited to that (if any) which it would have been had no such assignment taken place.

         13.11.2 If the party receiving the payment under this Agreement receives a credit for or refund of any Taxation or other monies payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation or any other matter then it shall reimburse to the other party such part of such additional payments paid to it pursuant to Clause 13.11.1 above as the party receiving the payment certifies to the other party will leave it (after such reimbursement) in no better or worse position than it would have been if the other party had not been required to make such deduction or withholding.

13.12    Notices

         13.12.1 Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:

                    In the case of Innogy or the Innogy Guarantor to:

                            Windmill Hill Business Park
                            Whitehill Way
                            Swindon
                            Wiltshire SN5 6PB

                            Fax: 01793 892631

                            Attention: The Company Secretary

                    In the case of Northern or NE plc to:

                            Carliol House
                            Market Street
                            Newcastle
                            NE1 6NE

                            Fax: 0191 210 2409

                            Attention: Company Secretary

                    (or such other representative or address in the United Kingdom as either party may by notice in writing to the other party expressly substitute).

         13.12.2 Any such notice or other communication shall be delivered by hand or sent by courier, fax or prepaid first class post. If sent by hand or courier such notice or communication shall be deemed to have been given or served at the time of despatch, in case of service in the United Kingdom, or on the following Business Day, in the case of international service. If sent by fax such notice or communication shall be deemed to have been given or served at the time of despatch provided a suitable confirmation of such delivery is received by the sender of such fax and a copy of the fax containing such notice or communication (together with such confirmation) is sent by post as soon as practicable thereafter. If sent by post such notice or communication shall be deemed to have been received two Business Days from the



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


                    time of posting, in the case of inland mail in the United Kingdom, or four Business Days from the time of posting, in the case of international mail. Notices sent by post shall also be transmitted by fax. Any notice received after 5.00 pm on a Business Day at the place of receipt will be deemed effective at 9.00 am on the following Business Day.

13.13    Severance

         If at any time any term or provision hereof is or becomes illegal, invalid or unenforceable, in whole or in part, under the law of any jurisdiction or any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of any other term or provision of this Agreement (including under the law of any other jurisdiction) shall not in any way be affected or impaired thereby.

13.14    Counterparts

         This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

13.15    Governing Law and Submission to Jurisdiction

         This Agreement and, save as expressly referred to therein, the documents to be entered into pursuant to it shall be governed by and construed in accordance with English law and the parties irrevocably agree that the Courts of England shall have exclusive jurisdiction to settle any claims or disputes which may arise out of or in connection with this Agreement and such documents and each party irrevocably submits to the jurisdiction of the Courts of England for such purpose.

13.16    Reduction in Consideration

         Any payment made for the breach of any Warranties or any other breach of this Agreement (or any agreement entered into pursuant to this Agreement) or under the Tax Deed of Covenant or pursuant to any indemnity hereunder shall be treated as an adjustment to the consideration paid by Northern for the Yorkshire Shares under this Agreement and the consideration paid shall be deemed to have been reduced by the amount of such payment.



IN WITNESS whereof this Agreement has been duly executed the day and year first before written.








SIGNED by  Caroline Farebrother                   /s/   C FAREBROTHER

as attorney for and on behalf of

NPOWER YORKSHIRE LIMITED

in the presence of:

SIGNED by Steve Fletcher as                       /s/   S P FLETCHER

attorney for and on behalf of

INNOGY HOLDINGS PLC

in the presence of:




SIGNED by James Stallmeyer                       /s/   JAMES STALLMEYER

for and on behalf of

CE ELECTRIC UK PLC

in the presence of:




SIGNED by James Stallmeyer as                   /s/   JAMES STALLMEYER

attorney for and on behalf of

NORTHERN ELECTRIC PLC

in the presence of:











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